Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports Third Quarter 2016 Financial Results

AUSTIN, Texas -- (BUSINESS WIRE)-October 24, 2016--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended September 30, 2016.

Highlights

•	Reported net income attributable to ACC of $9.6 million or $0.07 per fully diluted share, versus $1.9 million or $0.01 per fully diluted share in the third quarter 2015.

•	Increased quarterly FFOM per share by 4.7 percent to $0.45 per fully diluted share or $60.4 million, versus $0.43 per fully diluted share or $48.7 million for the third quarter prior year.

•	Increased same store wholly-owned net operating income ("NOI") by 5.0 percent over the third quarter 2015 with revenues increasing 3.9 percent and operating expenses increasing 3.0 percent.

•
Achieved same store wholly-owned occupancy of 97.4 percent as of September 30, 2016 compared to 97.0 percent for the same date prior year, with an average rental rate increase of 3.5 percent. Same store properties exclude assets classified as held for sale.

•	Delivered seven new owned development projects containing 3,191 beds into service for the 2016-2017 academic year totaling $314.9 million in development cost.

•
Executed a purchase and sale agreement for $508 million for the disposition of a 19-property non-core portfolio of assets containing 12,083 beds with closing anticipated to occur in the fourth quarter, subject to various contingencies and closing conditions.

•
Commenced construction on two on-campus American Campus Equity (ACE®) developments, one in partnership with Virginia Commonwealth University and a second phase with Butler University. The living-learning communities total 2,172 beds scheduled for delivery in Fall 2018 and represent a total development cost of $134.6 million.

•
Acquired University Crossings - Charlotte, an infill community located adjacent to the entrance of the University of North Carolina at Charlotte, and subsequent to quarter end, acquired U Point, a community located in a prime location pedestrian to Syracuse University. The properties are located an average of less than one-tenth of a mile from their respective campuses and offer operational efficiencies by joining existing ACC properties in those markets.

•	Awarded the right to begin pre-development services for a proposed third-party development project on the campus of Northern Kentucky University.

“We are pleased with our performance this quarter, which included same store NOI growth of 5.0 percent and the successful completion of our Fall 2016 lease-up, positioning us for the opportunity to produce strong NOI growth moving into 2017,” said Bill Bayless, American Campus CEO. “The sector continues to experience tailwinds with industry participants reporting another successful lease-up, especially with regard to core pedestrian assets, at the recent National Multifamily Housing Council Student Housing Conference, and Axiometrics is forecasting limited new supply in the coming year. With these robust underlying fundamentals, we are currently targeting rental revenue growth for the 2017-2018 academic year in the range of 2.7 to 4.2 percent through a combination of occupancy and rental rate growth.”

Third Quarter Operating Results

Revenue for the 2016 third quarter totaled $196.4 million, an 8.6 percent increase from $180.8 million in the third quarter 2015 and operating income for the quarter increased $10.7 million or 57.8 percent over the prior year third quarter. The increases were primarily due to increased occupancy and rental rates for the 2016-2017 academic year and growth associated with recently completed development deliveries. Net income for the 2016 third quarter totaled $9.6 million, or $0.07 per fully diluted share, compared with net income of $1.9 million, or $0.01 per fully diluted share, for the same quarter in 2015. FFO for the 2016 third quarter totaled $61.1 million, or $0.46 per fully diluted share, as compared to $48.6 million, or $0.42 per fully diluted share for the same quarter in 2015. FFOM for the 2016 third quarter was $60.4 million, or $0.45 per fully diluted share as compared to $48.7 million, or $0.43 per fully diluted share for the same quarter in 2015. A reconciliation of FFO and FFOM to net income is provided in Table 3.

NOI for same store wholly-owned properties was $65.9 million in the quarter, an increase of 5.0 percent over $62.8 million in the 2015 third quarter. Same store wholly-owned property revenues increased by 3.9 percent over the 2015 third quarter due primarily to an increase in occupancy and average rental rates for the 2016-2017 academic year. Same store wholly-owned property operating expenses increased by 3.0 percent over the prior year quarter. NOI for the total wholly-owned portfolio increased 15.1 percent to $85.9 million for the quarter from $74.6 million in the comparable period of 2015. A reconciliation of same store NOI to total NOI is provided in Table 4.

Portfolio Update
Developments
During the quarter, the company completed construction and delivered $314.9 million of owned development assets into service. The company also progressed with construction of its $737.7 million owned development pipeline with expected delivery in Fall 2017 and Fall 2018. These recently completed and under construction developments are all core Class A assets located on campus or pedestrian to campus in their respective markets and remain on track to meet their collective targeted stabilized development yield in the range of 6.5 - 7.0 percent.
As of September 30, 2016, the Fall 2016 development deliveries were 90.9 percent occupied. When excluding Merwick Stanworth Phase II, a community which will serve Princeton University faculty and staff members and is expected to stabilize in a manner consistent with a multi-family property during the first academic year, the company’s Fall 2016 development deliveries were 97.4 percent occupied.
American Campus Equity (ACE)
The company commenced construction on a 1,524-bed modern student residence hall located in the center of the Virginia Commonwealth University campus. The $95.7 million living-learning community will permanently replace 857 beds at Gladding Residence Centers I and II. Upon delivery in Fall 2018, the community will provide residents with academically oriented modern on-campus accommodations including approximately 12,000 square feet of academic success space situated in 44 study rooms and social lounges in addition to state-of-the-art ground-floor amenity space including a multimedia center and community fitness center.
Subsequent to quarter end, the company commenced construction on a 648-bed modern student residence hall on the campus of Butler University which is slated for delivery in Fall 2018. The $38.9 million second phase community will be included in the University’s three-year housing requirement and permanently replaces 450 beds at Schwitzer Hall. The living-learning community, which has been designed to achieve

LEED Silver certification, features over 12,000 square feet of amenity and common space including social and recreational lounges, study facilities and a fitness room.

Acquisitions
In August, the company acquired University Crossings - Charlotte, a 546-bed infill property located directly across from the main entrance to the University of North Carolina at Charlotte. The community initially opened for occupancy in Fall 2014 and joins two pedestrian ACC properties in the market. Additionally, subsequent to quarter end, the company acquired U Point, a 163-bed property which opened for occupancy in August 2016 and is located in a prime downtown location pedestrian to Syracuse University and in close proximity to our existing Park Point asset. Totaling $63.1 million, these core acquisitions offer the potential for operational efficiencies by expanding the company’s presence in existing markets, and in the case of U Point, offers an unusual value creation opportunity resulting from an academic year 2016 opening occupancy of only 85 percent at a significant rental rate discount to other comparable properties in the market despite superior floor plans and a premium amenity package in a prime location. After total investment of $3.2 million of upfront capital improvements, the acquisitions target a year-one cap rate of 5.2 percent nominal and 4.9 percent economic with stabilized third year cap rates targeting 6.8 percent nominal and 6.4 percent economic reflecting the significant upside potential. In addition, multiple property market efficiencies are expected to generate additional yields of 25 to 50 basis points above the going-in cap rates.
Dispositions
The company has entered into a purchase and sale agreement for the disposition of a non-core portfolio of 19 assets containing 12,083 beds for $508 million which is anticipated to close during the fourth quarter. The transaction is subject to the satisfaction of various contingencies and closing conditions and therefore no assurance can be given that the transaction will close on these terms or at all. The non-core portfolio averages 16 years old and consists almost entirely of assets located non-pedestrian to campus at an average distance of 1.6 miles. The company’s post-sale portfolio is located at a median distance to campus of only 0.1 miles. The transaction is expected to include the prepayment of $197.7 million of secured mortgage debt and to represent an average economic cap rate of 6.1 percent based on in-place rental revenue, escalated trailing-12 operating expenses and historical average capital expenditures.
Capital Recycling Summary
The company previously announced its intent to strategically target its non-core assets for disposition during 2016, representing as much as $600 million in total sales. As part of these efforts, the company completed the sale of two non-core properties during the first quarter, and as noted above, expects to complete the disposition of an additional 19 non-core assets during the fourth quarter, cumulatively totaling approximately $582 million. The company continues to market two remaining non-core assets with a potential sale occurring in early 2017.
Third-Party Services
During the quarter, the company completed, delivered and commenced management of The Nest, a 440-bed third-party development project on the campus of Northeastern Illinois University.
During the quarter, the company was awarded the right to begin pre-development services for a proposed third-party on-campus development project at Northern Kentucky University. The full scope, fees and construction period have not been finalized.
Capital Markets

At-The-Market (ATM) Share Offering Program

During the quarter, the company sold 1.2 million shares of common stock under the ATM program at a weighted average price of $50.98 per share for net proceeds of approximately $62.4 million. Subsequent to quarter end, the company sold an additional 0.3 million shares of common stock at a weighted average price of $51.51 per share for net proceeds of approximately $12.7 million. The proceeds were primarily used to match fund the $63.1 million in previously mentioned acquisitions and to maintain capacity for the company’s development pipeline. Total net proceeds of $75.1 million have been raised under the ATM program in 2016 at a weighted average price of $51.07, leaving approximately $425 million of capacity under the current program.
2016 Outlook
The company is tightening its 2016 outlook primarily to reflect management’s updated expectations with regard to the expected timing of non-core dispositions, the results of the Fall 2016 lease-up, and the financial results achieved through the third quarter of 2016. Based upon these and other factors, management anticipates that 2016 FFO will be in the range of $2.29 to $2.33 and FFOM will be in the range of $2.23 to $2.27 per fully diluted share, respectively. For additional details regarding the company’s updated 2016 outlook, please see pages 16-17 of the Supplemental Analyst Package 3Q 2016.
All guidance is based on the current expectations and judgment of the company's management team.
A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2016 is included in Table 5.

Supplemental Information and Earnings Conference Call
Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss third quarter results and the 2016 outlook on Tuesday, October 25, 2016 at 10:00 a.m. ET (9:00 a.m. CT). Participants from within the U.S. may dial 888-317-6003 passcode 4229806, and participants outside the U.S. may dial 412-317-6061 passcode 4229806 at least 10 minutes prior to the call.
To listen to the live broadcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning one hour after the end of the call until November 8, 2016 by dialing 877-344-7529 or 412-317-0088 conference number 10092501. The replay also will be available for one year at www.americancampus.com. The call will also be available as a podcast on www.reitcafe.comwww.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes property acquisition costs and other non-cash items, as we determine in good faith. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities
American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-

administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of September 30, 2016, American Campus Communities owned 170 student housing properties containing approximately 105,300 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 205 properties with approximately 133,600 beds. Visit www.americancampus.com.

Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	September 30, 2016	December 31, 2015
	(unaudited)
Assets

Investments in real estate:
Wholly-owned properties, net	$5,348,258	$5,522,271
Wholly-owned properties held for sale	495,955	55,354
On-campus participating properties, net	87,212	90,129
Investments in real estate, net	5,931,425	5,667,754

Cash and cash equivalents	32,393	16,659
Restricted cash	29,649	33,675
Student contracts receivable, net	16,650	18,475
Other assets1 2	269,258	269,685

Total assets	$6,279,375	$6,006,248

Liabilities and equity

Liabilities:
Secured mortgage, construction and bond debt[2]	$927,264	$1,094,962
Unsecured notes[2]	1,188,218	1,186,700
Unsecured term loans[2]	348,810	597,719
Unsecured revolving credit facility	20,000	68,900
Accounts payable and accrued expenses	77,247	71,988
Other liabilities[3]	199,887	144,811
Total liabilities	2,761,426	3,165,080

Redeemable noncontrolling interests	63,718	59,511

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,319	1,124
Additional paid in capital	4,095,452	3,325,806
Treasury stock	(975)	(403)
Accumulated earnings and dividends	(639,698)	(550,501)
Accumulated other comprehensive loss	(5,992)	(5,830)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	3,450,106	2,770,196
Noncontrolling interests – partially owned properties	4,125	11,461
Total equity	3,454,231	2,781,657

Total liabilities and equity	$6,279,375	$6,006,248

1.	As of September 30, 2016, other assets include approximately $3.1 million related to net deferred financing costs on our revolving credit facility and the net value of in-place leases.

2.
Beginning in 2016, deferred financing costs associated with secured mortgage, construction and bond debt, unsecured notes, and unsecured term loans are subject to new accounting guidance and are presented as a direct reduction to the carrying value of the debt. Prior period amounts have been reclassified to conform to the current period presentation.

3.	As of September 30, 2016, other liabilities include approximately $58.9 million in deferred revenue and fee income.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenues
Wholly-owned properties	$185,694	$170,275	$546,078	$517,641
On-campus participating properties	6,758	6,565	23,018	21,469
Third-party development services	773	937	3,929	3,178
Third-party management services	2,376	2,261	7,039	6,586
Resident services	810	778	2,325	2,309
Total revenues	196,411	180,816	582,389	551,183

Operating expenses
Wholly-owned properties	100,602	96,411	257,175	252,672
On-campus participating properties	3,784	3,557	10,125	9,167
Third-party development and management services	3,340	3,555	10,638	10,554
General and administrative	5,375	5,086	16,810	15,667
Depreciation and amortization	52,067	51,874	159,486	154,103
Ground/facility leases	1,965	1,782	6,736	5,841
Total operating expenses	167,133	162,265	460,970	448,004

Operating income	29,278	18,551	121,419	103,179

Nonoperating income and (expenses)
Interest income	1,272	1,099	4,026	3,296
Interest expense	(19,016)	(21,053)	(61,762)	(63,627)
Amortization of deferred financing costs	(1,344)	(1,315)	(5,238)	(4,032)
Gain from disposition of real estate	—	4,657	17,409	52,699
Loss from early extinguishment of debt	—	—	—	(1,770)
Other nonoperating income	—	388	—	388
Total nonoperating expense	(19,088)	(16,224)	(45,565)	(13,046)

Income before income taxes	10,190	2,327	75,854	90,133
Income tax provision	(345)	(311)	(1,035)	(932)
Net income	9,845	2,016	74,819	89,201
Net income attributable to noncontrolling interests	(201)	(161)	(1,150)	(1,569)
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$9,644	$1,855	$73,669	$87,632
Other comprehensive income (loss)
Change in fair value of interest rate swaps and other	1,271	(1,420)	(162)	(2,443)
Comprehensive income	$10,915	$435	$73,507	$85,189
Net income per share attributable to ACC, Inc. and Subsidiaries common shareholders
Basic	$0.07	$0.01	$0.57	$0.78

Diluted	$0.07	$0.01	$0.56	$0.77

Weighted-average common shares outstanding
Basic	130,786,985	112,323,520	128,239,294	111,867,257

Diluted	131,568,371	112,980,208	129,034,401	113,911,864

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$9,644	$1,855	$73,669	$87,632
Noncontrolling interests	201	161	1,150	1,569
Gain from disposition of real estate	—	(4,657)	(17,409)	(52,699)
Real estate related depreciation and amortization	51,301	51,244	157,232	152,253
Funds from operations ("FFO") attributable to common stockholders and OP unitholders	61,146	48,603	214,642	188,755

Elimination of operations of on-campus participating properties
Net loss (income) from on-campus participating properties	365	493	(1,702)	(1,206)
Amortization of investment in on-campus participating properties	(1,839)	(1,780)	(5,493)	(5,231)
	59,672	47,316	207,447	182,318
Modifications to reflect operational performance of on-campus participating properties
Our share of net cash flow[1]	351	468	2,216	2,082
Management fees	304	289	1,027	957
Contribution from on-campus participating properties	655	757	3,243	3,039

Property acquisition costs	114	623	114	2,836
Elimination of loss from early extinguishment of debt[2]	—	—	—	1,770
Funds from operations-modified ("FFOM") attributable to common stockholders and OP unitholders	$60,441	$48,696	$210,804	$189,963

FFO per share – diluted	$0.46	$0.42	$1.65	$1.66

FFOM per share – diluted	$0.45	$0.43	$1.62	$1.67

Weighted average common shares outstanding - diluted	132,877,380	114,532,290	130,407,761	114,021,780

1.
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents amounts accrued for the interim periods, which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to Table 2).

2.
Represents losses associated with the early pay-off of mortgage loans for four properties sold during the nine months ended September 30, 2015. Such costs are excluded from gains from disposition of real estate reported in accordance with GAAP. However, we view the losses from early extinguishment of debt associated with the sales of real estate as an incremental cost of the sale transactions because we extinguished the debt in connection with the consummation of the sale transactions and we had no intent to extinguish the debt absent such transactions. We believe that adjusting FFOM to exclude these losses more appropriately reflects the results of our operations exclusive of the impact of our disposition transactions.

Table 4
American Campus Communities, Inc. and Subsidiaries
Wholly-Owned Properties Results of Operations
(unaudited, dollars in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change
Wholly-owned properties revenues
Same store properties	$143,705	$138,283	$5,422	3.9%	$428,915	$415,223	$13,692	3.3%
New properties	23,169	9,704	13,465		59,587	20,243	39,344
Sold and held for sale properties[1]	19,630	23,066	(3,436)		59,901	84,484	(24,583)
Total revenues[2]	$186,504	$171,053	$15,451	9.0%	$548,403	$519,950	$28,453	5.5%
Wholly-owned properties operating expenses
Same store properties	$77,763	$75,510	$2,253	3.0%	$201,892	$196,826	$5,066	2.6%
New properties	11,201	6,939	4,262		25,186	13,625	11,561
Sold and held for sale properties1 3	11,638	13,962	(2,324)		30,097	42,221	(12,124)
Total operating expenses	$100,602	$96,411	$4,191	4.3%	$257,175	$252,672	$4,503	1.8%
Wholly-owned properties net operating income
Same store properties	$65,942	$62,773	$3,169	5.0%	$227,023	$218,397	$8,626	3.9%
New properties	11,968	2,765	9,203		34,401	6,618	27,783
Sold and held for sale properties[1]	7,992	9,104	(1,112)		29,804	42,263	(12,459)
Total net operating income	$85,902	$74,642	$11,260	15.1%	$291,228	$267,278	$23,950	9.0%

Note: The same store grouping above represents properties owned and operating for both of the entire years ended December 31, 2016 and 2015, which are not conducting or planning to conduct substantial development or redevelopment activities, and are not classified as held for sale as of September 30, 2016.

1.	Includes 20 properties sold in 2015, along with two properties sold during the first nine months of 2016. Also includes 19 properties classified as held for sale as of September 30, 2016.

2.	Includes revenues that are reflected as Resident Services Revenue on the accompanying consolidated statements of comprehensive income.

3.	Does not include the allocation of payroll and other administrative costs related to corporate management and oversight.

Table 5
American Campus Communities, Inc. and Subsidiaries
2016 Outlook1
(dollars in thousands, except share and per share data)

	Prior		Current
	Low	High	Low	High

Net income[2]	$108,500	$118,800	$113,400	$118,700
Noncontrolling interests	1,150	1,300	1,800	1,900
Gain from disposition of real estate[3]	(17,400)	(17,400)	(17,400)	(17,400)
Depreciation and amortization	202,250	206,800	203,600	203,600
Funds from operations ("FFO")	$294,500	$309,500	$301,400	$306,800

Elimination of operations from on-campus participating properties	(11,000)	(11,400)	(12,300)	(12,300)
Contribution from on-campus participating properties	3,800	4,400	4,400	4,500
Property acquisition costs	—	—	100	100
Funds from operations - modified ("FFOM")	$287,300	$302,500	$293,600	$299,100

Net income per share - diluted	$0.83	$0.91	$0.86	$0.90

FFO per share - diluted	$2.25	$2.36	$2.29	$2.33

FFOM per share - diluted	$2.19	$2.31	$2.23	$2.27

Weighted-average common shares outstanding - diluted[4]	130,950,000	130,950,000	131,500,000	131,500,000

1.	The company believes that the financial results for the fiscal year ending December 31, 2016 may be affected by, among other factors:
•national and regional economic trends and events;
•the timing of acquisitions and/or dispositions;
•interest rate risk;
•the timing of commencement of construction on owned development projects;

•	the ability of the company to be awarded and the timing of the commencement of construction on third-party development projects;
•university enrollment, funding and policy trends;
•the ability of the company to earn third-party management revenues;
•the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;
•the ability of the company to integrate acquired properties;
•the outcome of legal proceedings arising in the normal course of business; and
•the finalization of property tax rates and assessed values in certain jurisdictions.

2.
Excludes loss from early extinguishment of debt and gain from disposition related to properties classified as held for sale as of September 30, 2016, which are anticipated to be sold in the fourth quarter of 2016 subject to the satisfaction of various contingencies and closing conditions.

3.	Represents gains from two properties disposed of during the nine months ended September30, 2016.

4.	Revised to reflect the issuance of common stock through the company's at-the-market share offering program (ATM Equity Program).

CONTACT: American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000